Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Second Quarter Fiscal 2023 Financial Results
•Second quarter revenue increased 21.8% to $561.7 million from $461.3 million in the second quarter of 2022.
•Net income increased to $17.0 million from a net loss of $2.3 million in the second quarter of 2022.
•Adjusted EBITDA increased 115.5% to $136.0 million from $63.1 million in the second quarter of 2022.
•The Company provides full year fiscal 2023 net income guidance range of $75-$83 million and increases full year fiscal 2023 Adjusted EBITDA guidance range to $510-$520 million.
•On July 24, Fitch Ratings assigned the Company an issuer credit rating of B+ (stable). The Company is rated B by S&P and B- by Moody’s.
CHANHASSEN, Minn. (July 25, 2023) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal second quarter ended June 30, 2023.
Bahram Akradi, Founder, Chairman and CEO, stated: “Our strong quarter further validates that all of our strategies are working and contributing to our success. We added 26,000 memberships, grew revenue nearly 22% and once again raised our expectations for net income and Adjusted EBITDA for the full year. With continued focus on our balance sheet, we further lowered our leverage ratio and are actively pursuing an increasing number of asset-light growth opportunities. We entered the third quarter with great momentum as we are delivering extraordinary member experiences. Our Company is on a solid footing and well positioned for long-term success.”
Financial Summary

	Three Months Ended			Six Months Ended
($ in millions, except memberships and per membership data)	June 30,			June 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Revenue	$561.7	$461.3	21.8%	$1072.6	$853.5	25.7%
Center operations expenses	$302.6	$279.6	8.2%	$576.7	$519.1	11.1%
Rent	$67.4	$60.0	12.3%	$134.0	$116.0	15.5%
General, administrative, and marketing expenses (1)	$52.8	$52.0	1.5%	$95.3	$118.5	(19.6)%
Net income (loss)	$17.0	$(2.3)	NM	$44.5	$(40.3)	NM
Adjusted EBITDA	$136.0	$63.1	115.5%	$256.1	$103.7	147.0%
Comparable center revenue	15.5%	36.2%		19.7%	42.4%
Center memberships, end of period	790,238	724,778	9.0%	790,238	724,778	9.0%
Average center revenue per center membership	$701	$639	9.7%	$1,369	$1,219	12.3%
NM - Not meaningful
(1)    The three months ended June 30, 2023 and 2022 included non-cash share-based compensation expense of $14.7 million and $5.2 million, respectively, and legal-related costs in pursuit of our claim against Zurich of $0.2 million and $0.4 million, respectively. The six months ended June 30, 2023 and 2022 included non-cash share-based compensation expense of $19.5 million and $25.1 million, respectively, and legal-related costs in pursuit of our claim against Zurich of $0.6 million and $0.6 million, respectively.

Second Quarter 2023 Information
•Revenue increased 21.8% to $561.7 million due to continued strong growth in membership dues and in-center revenue.
•Center memberships increased by approximately 26,000 from the first quarter to 790,238.
•Total subscriptions, which include our digital on-hold memberships, increased to 832,639.
•Center operations expenses increased 8.2% to $302.6 million primarily due to operating costs related to our new and ramping centers.
•General, administrative and marketing expenses increased 1.5% to $52.8 million due to higher share-based compensation expense, which was partially offset by reduced center support overhead, advertising and marketing, public company and cash incentive compensation expenses.
•Net income included tax-effected expenses of $21.0 million, including $13.7 million related to non-cash share-based compensation expense and a $6.2 million loss on a sale-leaseback transaction. Net loss in the prior year period included a tax-effected net benefit of $5.4 million, including a $7.7 million gain on sale-leaseback transactions, partially offset by $2.2 million in non-cash share-based compensation expense. Excluding these expenses and net benefit, net income improved by $45.7 million.
•Net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Six-Month 2023 Information
•Revenue increased 25.7% to $1072.6 million due to continued strong growth in membership dues and in-center revenue.
•Center memberships increased by approximately 65,000 versus last year.
•Center operations expenses increased 11.1% to $576.7 million primarily due to operating costs related to our new and ramping centers and utility cost inflation.
•General, administrative and marketing expenses declined 19.6% to $95.3 million due to lower share-based compensation expense, lower cash incentive compensation expense, and reduced center support overhead, advertising and marketing, and public company expenses.
•Net income included tax-effected expenses of $15.4 million, including $17.3 million related to non-cash share-based compensation expense and a $0.6 million net loss on sale-leaseback transactions. Net loss in the prior year period included a tax-effected net benefit of $18.4 million, including a $42.4 million gain on sale-leaseback transactions, partially offset by $23.4 million in non-cash share-based compensation expense and $0.8 million in expenses consisting primarily of COVID-19 related costs. Excluding these expenses and net benefit, net income improved by $118.5 million.
•Net income and Adjusted EBITDA improved significantly for the same reasons identified for the quarter.
New Center Openings
•The Company opened one new center in the second quarter of 2023 and has opened four new centers through the first half of 2023.
•As of June 30, 2023, Life Time operated a total of 164 centers.
•The Company plans to open a total of 12 centers in 2023, eight of which are planned for the second half.
•The Company is still targeting capital expenditures of $260 million to $280 million for the year, net of the planned $300 million of gross sale-leaseback proceeds.

Cash Flow Highlights

	Three Months Ended			Six Months Ended
($ in millions)	June 30,			June 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Net cash provided by operating activities	$141.9	$71.3	99.0%	$216.3	$80.3	169.4%
Free cash flow before growth capital expenditures	$82.1	$32.4	153.4%	$109.3	$(1.9)	NM
Growth capital expenditures, net of construction reimbursements (1)	$106.4	$103.1	3.2%	$230.1	$170.5	35.0%
Center maintenance capital expenditures	$44.5	$19.1	133.0%	$77.4	$35.5	118.0%
Corporate capital expenditures	$15.4	$19.8	(22.2)%	$29.6	$46.7	(36.6)%
Total capital expenditures	$166.3	$141.9	17.2%	$337.1	$252.6	33.4%
(1)    Growth capital expenditures include new center land and construction, growth initiatives, major remodels of acquired centers, and the purchase of previously leased centers.

Liquidity and Capital Resources
•As of June 30, 2023 the Company had total cash and cash equivalents of $30.9 million, and $20.0 million in outstanding borrowings under its $475 million revolving credit facility.
•On May 9, 2023, Life Time completed the refinancing of its $274 million Term Loan B facility with a $310 million Term Loan B facility that matures January 15, 2026.
•The Company completed a sale leaseback transaction for one property for gross proceeds of approximately $45.5 million in the second quarter, bringing total gross proceeds for the year-to-date 2023 period to $78.5 million.
•The final property from the Company’s previously announced letters of intent is expected to be completed by September 30, 2023, for gross proceeds of approximately $45 million.
•The Company continues to expect to complete $300 million in sale-leaseback transactions in 2023.

2023 Outlook
Third Quarter 2023 Guidance

			Percent
	Three Months Ended	Three Months Ended	Change
	September 30, 2023	September 30, 2022	(Using
($ in millions)	(Guidance)	(Actual)	Midpoints)
Revenue	$585 – $595	$496.4	18.9%
Net income (loss)	$22 – $24	$24.7 (1)	NM
Adjusted EBITDA	$136 – $138	$71.0	93.0%
(1)    Net income in the third quarter of 2022 included a $42.7 million tax-effected gain from sale-leaseback transactions and $5.1 million in tax-effected non-cash share-based compensation expense.

Full-Year 2023 Guidance

			Percent	Year Ended
	Year Ended	Year Ended	Change	December 31, 2023
	December 31, 2023	December 31, 2022	(Using	(Guidance April
($ in millions)	(Guidance)	(Actual)	Midpoints)	25, 2023)
Revenue	$2,235 – $2,265	$1,823	23.4%	$2,200 – $2,300
Net income (loss)	$75 – $83	$(2)		N/A
Adjusted EBITDA	$510 – $520	$282	82.6%	$470 – $490
Rent	$270 – $280	$245	12.2%	$270 – $280

Conference Call Details
A conference call to discuss the Company’s second quarter financial results is scheduled for today:
How to Participate
•Date: Tuesday, July 25, 2023
•Time: 10:00 a.m. Eastern time (9:00 a.m. Central time)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 2Q 2023
A link to the live audio webcast of the conference call will also be available at https://ir.lifetime.life
Replay Information
WEBCAST - A recorded replay of the webcast will be available within approximately three hours of the conclusion of the call and may be accessed online at https://ir.lifetime.life
CONFERENCE CALL - A replay of the conference call will be available after 1:00 p.m. ET the same day through August 8, 2023 and may be accessed as follows:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1373 9845
# # #
About Life Time®
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 160 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities and ecosystem address all aspects of healthy living, healthy aging and healthy entertainment for people 90 days to 90+ years old. Supported by a team of more than 42,000 dedicated professionals, Life Time is committed to providing the best programs and experiences through its clubs, iconic athletic events and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, net income excluding net benefits and expenses, free cash flow before growth capital expenditures and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income (loss) or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow before growth capital expenditures is defined as net cash provided by (used in) operating activities less center maintenance capital expenditures and corporate capital expenditures. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.

The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the third quarter and full year 2023, growth, cost efficiencies and margin expansion, improvements to its balance sheet and leverage, capital expenditures, consumer demand, industry and economic trends, expected number of new center openings and successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2023, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper // InvestorRelations@lifetime.life or 952-406-2322
Media
Jason Thunstrom, Life Time Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Center revenue	$542,125	$445,882	$1,039,877	$827,503
Other revenue	19,606	15,385	32,705	26,018
Total revenue	561,731	461,267	1,072,582	853,521
Operating expenses:
Center operations	302,603	279,557	576,712	519,130
Rent	67,434	59,989	133,971	115,953
General, administrative and marketing	52,840	51,950	95,337	118,511
Depreciation and amortization	58,252	57,173	116,449	115,280
Other operating expense (income)	28,194	(8,212)	30,321	(25,247)
Total operating expenses	509,323	440,457	952,790	843,627
Income from operations	52,408	20,810	119,792	9,894
Other (expense) income:
Interest expense, net of interest income	(31,979)	(27,093)	(63,174)	(57,036)
Equity in earnings of affiliate	88	8	231	34
Total other expense	(31,891)	(27,085)	(62,943)	(57,002)
Income (loss) before income taxes	20,517	(6,275)	56,849	(47,108)
Provision for (benefit from) income taxes	3,513	(3,990)	12,385	(6,857)
Net income (loss)	$17,004	$(2,285)	$44,464	$(40,251)

Income (loss) per common share:
Basic	$0.09	$(0.01)	$0.23	$(0.21)
Diluted	$0.08	$(0.01)	$0.22	$(0.21)
Weighted-average common shares outstanding:
Basic	195,476	193,692	195,026	193,082
Diluted	204,821	193,692	203,872	193,082

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$30,858	$25,509
Accounts receivable, net	18,146	13,381
Center operating supplies and inventories	48,148	45,655
Prepaid expenses and other current assets	49,595	45,743
Income tax receivable	6,669	748
Total current assets	153,416	131,036
Property and equipment, net	3,030,480	2,901,242
Goodwill	1,235,029	1,233,176
Operating lease right-of-use assets	2,161,837	2,116,761
Intangible assets, net	173,056	173,404
Other assets	74,218	69,744
Total assets	$6,828,036	$6,625,363
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,721	$73,973
Construction accounts payable	120,404	125,031
Deferred revenue	41,303	36,859
Accrued expenses and other current liabilities	170,289	154,427
Current maturities of debt	64,814	15,224
Current maturities of operating lease liabilities	54,793	51,892
Total current liabilities	535,324	457,406
Long-term debt, net of current portion	1,792,373	1,805,698
Operating lease liabilities, net of current portion	2,216,647	2,162,424
Deferred income taxes, net	47,347	41,393
Other liabilities	35,633	34,181
Total liabilities	4,627,324	4,501,102
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 196,031 and 194,271 shares issued and outstanding, respectively.	1,960	1,943
Additional paid-in capital	2,814,424	2,784,416
Accumulated deficit	(608,412)	(652,876)
Accumulated other comprehensive loss	(7,260)	(9,222)
Total stockholders’ equity	2,200,712	2,124,261
Total liabilities and stockholders’ equity	$6,828,036	$6,625,363

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$44,464	$(40,251)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	116,449	115,280
Deferred income taxes	5,864	(9,009)
Share-based compensation	22,171	27,411
Non-cash rent expense	17,630	15,635
Impairment charges associated with long-lived assets	1,280	—
Loss (gain) on disposal of property and equipment, net	904	(49,743)
Amortization of debt discounts and issuance costs	3,919	3,918
Changes in operating assets and liabilities	6,734	17,909
Other	(3,124)	(825)
Net cash provided by operating activities	216,291	80,325
Cash flows from investing activities:
Capital expenditures	(337,076)	(252,640)
Proceeds from sale-leaseback transactions	78,040	174,246
Other	(462)	692
Net cash used in investing activities	(259,498)	(77,702)
Cash flows from financing activities:
Proceeds from borrowings	44,291	8,657
Repayments of debt	(7,430)	(11,539)
Proceeds from revolving credit facility	620,000	420,000
Repayments of revolving credit facility	(620,000)	(390,000)
Repayments of finance lease liabilities	(508)	(697)
Payments of debt discounts and issuance costs	(2,550)	—
Proceeds from stock option exercises	13,276	1,194
Proceeds from issuances of common stock in connection with the employee stock purchase plan	1,450	—
Other	(109)	(476)
Net cash provided by financing activities	48,420	27,139
Effect of exchange rates on cash and cash equivalents	136	(110)
Increase in cash and cash equivalents	5,349	29,652
Cash and cash equivalents—beginning of period	25,509	31,637
Cash and cash equivalents—end of period	$30,858	$61,289

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Membership Data
Center memberships	790,238	724,778	790,238	724,778
Digital On-hold memberships	42,401	50,985	42,401	50,985
Total memberships	832,639	775,763	832,639	775,763

Revenue Data
Membership dues and enrollment fees	71.4%	69.4%	71.6%	70.2%
In-center revenue	28.6%	30.6%	28.4%	29.8%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$387,115	$309,262	$744,603	$581,178
In-center revenue	155,010	136,620	295,274	246,325
Total Center revenue	$542,125	$445,882	$1,039,877	$827,503

Average Center revenue per center membership (1)	$701	$639	$1,369	$1,219
Comparable center revenue (2)	15.5%	36.2%	19.7%	42.4%

Center Data
Net new center openings (3)	—	—	3	2
Total centers (end of period) (3)	164	153	164	153
Total center square footage (end of period) (4)	16,200,000	15,300,000	16,200,000	15,300,000

GAAP and Non-GAAP Financial Measures
Net income (loss)	$17,004	$(2,285)	$44,464	$(40,251)
Net income (loss) margin (5)	3.0%	(0.5)%	4.1%	(4.7)%
Adjusted EBITDA (6)	$136,039	$63,096	$256,141	$103,722
Adjusted EBITDA margin (6)	24.2%	13.7%	23.9%	12.2%
Center operations expense	$302,603	$279,557	$576,712	$519,130
Pre-opening expenses (7)	$2,984	$2,559	$4,669	$3,946
Rent	$67,434	$59,989	$133,971	$115,953
Non-cash rent expense (open properties) (8)	$6,819	$4,547	$13,196	$5,988
Non-cash rent expense (properties under development) (8)	$1,784	$5,079	$4,434	$9,647
Net cash provided by operating activities	$141,943	$71,263	$216,291	$80,325
Free cash flow before growth capital expenditures (9)	$82,062	$32,441	$109,298	$(1,853)
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the second quarter of 2023, we opened one center and closed one smaller-format leased center.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The square footage figures exclude areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net income (loss) margin is calculated as net income (loss) divided by total revenue.
(6)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, loss (gain) on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income (loss)	$17,004	$(2,285)	$44,464	$(40,251)
Interest expense, net of interest income	31,979	27,093	63,174	57,036
Provision for (benefit from) income taxes	3,513	(3,990)	12,385	(6,857)
Depreciation and amortization	58,252	57,173	116,449	115,280
Share-based compensation expense (a)	16,549	5,973	22,171	27,411
COVID-19 related (credits) expenses (b)	(76)	371	246	583
Loss (gain) on sale-leaseback transactions (c)	7,491	(21,212)	759	(49,584)
Capital transaction costs (d)	—	—	—	255
Other (e)	1,327	(27)	(3,507)	(151)
Adjusted EBITDA	$136,039	$63,096	$256,141	$103,722
(a)    Share-based compensation expense recognized during the three and six months ended June 30, 2023 was associated with stock options, restricted stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability classified awards related to our short-term incentive plan in 2023. Share-based compensation expense recognized during the three and six months ended June 30, 2022 was associated with stock options, restricted stock and restricted stock units. The majority of this expense was associated with awards that were fully vested and became exercisable on April 4, 2022 in connection with the expiration of the lock-up period following our IPO.
(b)    Represents the incremental (credits) expenses we recognized related to the COVID-19 pandemic. We adjust for these (credits) expenses as they do not represent (credits) expenses associated with our normal ongoing operations. We believe that adjusting for these (credits) expenses provides a more accurate and consistent representation of our actual operating performance from period to period. For the three months ended June 30, 2023, COVID-19 related (credits) primarily consisted of a subsidy for our Canadian operations, partially offset by legal-related costs in pursuit of our claim against Zurich. For the six months ended June 30, 2023, and the three and six months ended June 30, 2022, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich.
(c)    We adjust for the impact of losses and gains on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(d)    Represents costs related to capital transactions, including debt and equity offerings that are non-recurring in nature, but excluding direct costs related to the IPO that were netted against the proceeds of the IPO.
(e)    Includes benefits and costs associated with transactions that are unusual and non-recurring in nature.
(7)    Represents non-capital expenditures associated with opening new centers which are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.

(8)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.
(9)    Free cash flow before growth capital expenditures, a non-GAAP financial measure, is calculated as net cash provided by operating activities less center maintenance capital expenditures and corporate capital expenditures.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow before growth capital expenditures ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$141,943	$71,263	$216,291	$80,325
Center maintenance capital expenditures	(44,470)	(19,057)	(77,369)	(35,453)
Corporate capital expenditures	(15,411)	(19,765)	(29,624)	(46,725)
Free cash flow before growth capital expenditures	$82,062	$32,441	$109,298	$(1,853)

Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Proceeds from sale-leaseback transactions	$45,364	$94,580	$78,040	$174,246

Reconciliation of Net Income (Loss) to Adjusted EBITDA Trailing Twelve Months
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2023	June 30, 2022
Net income (loss)	$82,922	$(390,463)
Interest expense, net of interest income	119,675	145,257
Provision for (benefit from) income taxes	18,417	(100,315)
Depreciation and amortization	230,052	231,376
Share-based compensation expense	32,051	358,869
COVID-19 related expenses	2,719	(817)
(Gain) on sale-leaseback transactions	(47,289)	(48,034)
Other	(4,404)	2,902
Adjusted EBITDA	$434,143	$198,775

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	June 30, 2023	June 30, 2022
Current maturities of debt	$64,814	$21,727
Long-term debt, net of current portion	1,792,373	1,807,418
Total Debt	$1,857,187	$1,829,145
Less: Fair value adjustment	843	1,493
Less: Unamortized debt discounts and issuance costs	(18,276)	(22,784)
Less: Cash and cash equivalents	30,858	61,289
Net Debt	$1,843,762	$1,789,147
Trailing twelve-month Adjusted EBITDA	434,143	198,775
Net Debt Leverage Ratio	4.2x	9.0x

Reconciliation of Net Income to Adjusted EBITDA Guidance for Third Quarter 2023 and Fiscal Year 2023
($ in millions)
(Unaudited)

	Three Months Ended	Twelve Months Ended
	September 30, 2023	December 31, 2023
Net income	$22 – $24	$75 – $83
Interest expense, net of interest income	34 – 33	131 – 129
Provision for income taxes	8 – 8	23 – 25
Depreciation and amortization	59 – 60	234 – 236
Share-based compensation expense	13 – 13	48 – 48
Other	0 – 0	(1) – (1)
Adjusted EBITDA	$136 – $138	$510 – $520